UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  July 21, 2008

                           BOK FINANCIAL CORPORATION

             (Exact name of registrant as specified in its charter)



         Oklahoma                       000-19341              73-1373454
         --------                       ---------              ----------
(State or other jurisdiction           (Commission            (IRS Employer
     of incorporation)                 File Number)         Identification No.)


  Bank of Oklahoma Tower, Boston Avenue at Second Street, Tulsa, Oklahoma 74172
                    (Address of principal executive offices)

               Registrant's telephone number, including area code:
                                 (918) 588-6000

               _____________________N/A___________________________

          (Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 2.02.  Results of Operations and Financial Condition

     On July 22, 2008, subsequent to BOK Financial's earnings announcement for the second quarter of 2008, SemGroup L.P. and 24 related entities filed for bankruptcy protection. BOK Financial had credit exposure to SemGroup, L.P. through loans and derivative contracts of approximately $147 million as of June 30, 2008. As disclosed in previous filings with the Securities and Exchange Commission, the principal owner of SemGroup resigned from the Board of Directors of BOK Financial on July 16, 2008.

     BOK Financial currently expects to recognize pre-tax charges of $71 million related to SemGroup for the second quarter of 2008 in addition to $16 million pre-tax charges recognized in the initial earnings release on July 15, 2008. The total pre-tax charges are based on an assessment of a range of values using information currently available, including information provided by a nationally recognized financial advisor to SemGroup. The range considers both the value of SemGroup as a going concern and its liquidation value. Our current estimate is based on the lower end of the range of values. BOK Financial's strong capital position will enable the company to absorb these pre-tax charges without impeding our operations and growth.


ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     On July 21, 2008, BOK Financial Corporation entered into a $188 million, unsecured revolving credit agreement with George B. Kaiser, its Chairman and principal shareholder. Interest on the outstanding balance is based on one-month LIBOR plus 125 basis points and payable quarterly. Additional interest on the unused commitment amount is based on 25 basis points and payable quarterly. This agreement has no restrictive covenants, which provides greater flexibility to fund the needs of BOK Financial and its subsidiaries. This agreement expires on December 2, 2010.

     The credit agreement with Mr. Kaiser replaces a credit facility entered into on December 2, 2005 with a group of commercial banks which was terminated at the request of BOK Financial on July 21, 2008.


ITEM 9.01.  Financial Statements and Exhibits.

     (c)  Exhibits

          99(b) Credit Agreement between BOK Financial Corporation and George B.
               Kaiser dated July 21, 2008.


Forward-looking Information

     This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.


                                    Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          BOK FINANCIAL CORPORATION


                                          By:      /s/ Steven E. Nell
                                              --------------------------------
                                              Steven E. Nell
                                              Executive Vice President
                                              Chief Financial Officer
Date:  July 24, 2008